                                                                    EXHIBIT 13.1





                                    SOUTHERN
                                    COMMUNITY

                                 BANK AND TRUST








                                      2000
                                  ANNUAL REPORT

SOUTHERN COMMUNITY BANK AND TRUST
================================================================================


TABLE OF CONTENTS


                                                                        Page No.
                                                                        --------
Report of Management..................................................     1

Selected Financial and Other Data.....................................     2

Management's Discussion and Analysis..................................     3

Independent Auditors' Report..........................................    15

Financial Statements

    Balance Sheets....................................................    16

    Statements of Operations..........................................    17

    Statements of Changes in Stockholders' Equity.....................    18

    Statements of Cash Flows..........................................    19

    Notes to Financial Statements.....................................    20

Board of Directors, Management and Corporate Structure................    37

General Corporate Information.........................................    40

                              REPORT OF MANAGEMENT



March 13, 2001


Dear Shareholders:

The year 2000 was another excellent year for Southern Community Bank and Trust. Net earnings after taxes were $2.42 million representing a 57% increase over 1999. This equates to $.32 per diluted share compared to $.20 last year.

Total assets reached $384 million. Deposits increased 55% to $339 million and loans 41% to $282 million. This growth was accomplished while still maintaining asset quality.

We entered two new markets last year continuing our efforts to serve all of Forsyth County. Our Kernersville office opened in a temporary facility in August. A new branch facility will be built there this year. The Clemmons branch opened in December. We now have seven total branches including four in Winston-Salem and one in Yadkinville.

Our subsidiaries, Southeastern Acceptance Corporation (consumer finance), Southern Investment Services (full service investments), Southern Credit Services (asset based commercial finance), and VCS Management (managing partner of a Venture Capital firm), all made positive contributions to our year. Our construction and mortgage areas also had excellent years.

In the future we will continue to diversify our earnings to create a strong, independent institution. Our primary focus will remain providing service to our customers and shareholders.

Thanks you for all your support and confidence. Please let us hear from you whenever you have any questions or comments.

Sincerely,


/s/ F. Scott Bauer

F. Scott Bauer
Chief Executive Officer



/s/ C. J. Ramey

C. J. "Pete" Ramey
Chairman, Board of Directors

SOUTHERN COMMUNITY BANK AND TRUST
SELECTED FINANCIAL AND OTHER DATA
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
================================================================================

                                                                           At or for the Period Ended December 31,
                                                          -------------------------------------------------------------------------
                                                              2000           1999           1998            1997            1996
                                                          ------------   ------------   ------------    ------------    ------------
                                                                   (Dollar amounts in thousands, except per share data)
SUMMARY OF OPERATIONS
   Interest income                                        $     26,831   $     16,562   $     10,103   $      3,309     $       103
   Interest expense                                             14,944          8,481          4,907          1,477              24
                                                          ------------   ------------   ------------    ------------    ------------
   Net interest income                                          11,887          8,081          5,196          1,832              79
   Provision for loan losses                                     1,480          1,135          1,200            650              75
                                                          ------------   ------------   ------------    ------------    ------------
   Net interest income after provision for loan losses          10,407          6,946          3,996          1,182               4
   Non-interest income                                           2,198            775            339             74               1
   Non-interest expense                                          8,723          5,892          3,810          1,868             315
                                                          ------------   ------------   ------------    ------------    ------------
   Income (loss) before income taxes                             3,882          1,829            525           (612)           (310)
   Income taxes                                                  1,466            293             --             --              --
                                                          ------------   ------------   ------------    ------------    ------------
   Net income (loss)                                      $      2,416   $      1,536   $        525   $       (612)    $      (310)
                                                          ============   ============   ============    ============    ============

SELECTED YEAR-END BALANCES
   Total assets                                           $    384,027   $    254,172   $    174,474   $     68,597     $    18,484
   Investment securities                                        59,249         35,943         21,363         10,497             499
   Loans, net of allowance for loan losses                     277,878        197,299        125,190         47,212           4,870
   Total interest-earning assets                               358,172        234,046        161,560         65,410          17,458
   Deposits                                                    338,753        218,953        143,850         57,788           7,296
   Total interest-bearing liabilities                          318,108        202,638        132,447         52,475           6,575
   Stockholders' equity                                         36,950         31,766         29,926         10,480          10,969
   Shares outstanding(1)                                     7,595,979      7,323,098      7,241,810      3,364,553       3,365,092

AVERAGE BALANCES
   Total assets                                           $    312,737   $    217,400   $    128,116   $     42,016     $        NM
   Investment securities                                        41,718         30,291         11,248          5,247              NM
   Loans, net of allowance for loan losses                     237,277        158,350         88,149         26,219              NM
   Total interest-earning assets                               293,007        204,750        122,507         40,151              NM
   Deposits                                                    272,380        185,618        101,716         31,075              NM
   Total interest-bearing liabilities                          256,535        170,195         93,755         28,158              NM
   Stockholders' equity                                         33,228         30,755         25,839         10,748              NM
   Shares outstanding(1) - basic                             7,344,719      7,290,616      6,527,783      3,364,553       3,284,618
                         - diluted                           7,664,622      7,746,297      6,685,868      3,364,553       3,284,618

PER SHARE DATA(1)
   Net income (loss)
     Basic                                                $        .33   $        .21   $        .08    $       (.18)   $      (.09)
                                                          ============   ============   ============    ============    ===========
     Diluted                                              $        .32   $        .20   $        .08    $       (.18)   $      (.09)
                                                          ============   ============   ============    ============    ===========
   Book value                                             $       4.86   $       4.34   $       4.13    $       3.11    $      3.26
                                                          ============   ============   ============    ============    ===========

SELECTED OTHER DATA
   Return on average assets                                       .77%           .71%           .41%         (1.45)%             NM
   Return on average equity                                      7.27%          5.00%          2.03%         (5.70)%             NM
   Average equity to average assets                             10.62%         14.15%         20.17%          25.58%             NM
   Interest rate spread                                          3.22%          3.02%          2.93%           2.92%             NM
   Net yield on average interest-earning assets                  4.01%          3.90%          4.20%           4.52%             NM
   Average interest-earning assets to average
    interest-bearing liabilities                               115.62%        121.69%        132.05%         143.92%             NM
   Ratio of non-interest expense to average total assets         2.79%          2.71%          2.97%           4.45%             NM
   Nonperforming assets to total assets                           .07%             --             --              --             --
   Nonperforming loans to total loans                             .10%             --           .01%              --             --
   Allowance for loan losses to total loans                      1.52%          1.50%          1.50%           1.51%          1.52%

(1) Shares outstanding and per share computations have been restated to reflect a two-for-one stock split in 1999, and stock splits effected in the form of stock dividends of 10%, 10% and 25%, respectively, in 2000, 1998 and 1997.

                        SOUTHERN COMMUNITY BANK AND TRUST
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================


Management's discussion and analysis is intended to assist readers in the understanding and evaluation of the financial condition and results of operations of Southern Community Bank and Trust. It should be read in conjunction with the audited financial statements and accompanying notes included in this report and the supplemental financial data appearing throughout this discussion and analysis.

                             DESCRIPTION OF BUSINESS

Southern Community Bank and Trust (the "Bank") is a North Carolina-chartered banking corporation. The Bank provides a full array of commercial banking and financial services, principally in Forsyth and Yadkin Counties. The Bank was incorporated on November 14, 1996 and commenced operations on November 18, 1996. The Bank operates seven full-service banking offices - four in Winston-Salem, North Carolina, and one each in Clemmons, Kernersville and Yadkinville, North Carolina. The Bank's principal customers consist of small businesses, consumers, and residential home builders.

         COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2000 AND 1999

From inception, the Bank has aggressively followed its business plan objectives of serving the banking needs of small businesses, consumers and residential home builders. Because of this, the Bank has been in a rapid state of growth, with loan demand creating a strong and continuous need for funding.

At December 31, 2000, loans were $282.2 million, or 41% greater than the December 31, 1999 level of $200.3 million. The mix of loans outstanding in the portfolio has remained relatively the same as the previous year end, with real estate loans aggregating between 68% and 70% of total loans.

The Bank's lending practices emphasize secured lending, and real estate is the predominant collateral available to the target customers within the Bank's market area. Therefore, real estate-related loans will likely continue to comprise a large portion of the Bank's loan portfolio. The Bank has employees with specific expertise in construction lending. Because of this, management believes it has an effective business development plan to profitably serve this business sector of its market area at a relatively low level of credit risk. The risk inherent in the commercial mortgage loan portfolio is more a factor of the performance of the underlying businesses rather than conditions in the local real estate market.

The high need for funding has caused the mix of deposits to continue to shift more toward time deposits, which comprised 72% of total deposits at December 31, 2000 compared to 69% at December 31, 1999. Bank management believes that recent branch expansion will, in time, produce a higher relative volume of core deposits which should result in reducing the Bank's focus on time deposits to fund loans.

                        SOUTHERN COMMUNITY BANK AND TRUST
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================


                         LIQUIDITY AND CAPITAL RESOURCES

As a result of continued rapid growth, the Bank has maintained a relatively high position of liquidity in the form of interest-bearing bank deposits, federal funds sold, and investment securities available for sale. These aggregated $60.1 million at December 31, 2000 and $22.6 million at December 31, 1999. Had the trends in deposit and loan growth continued in the fourth quarter 1999, this liquidity position at year end 1999 would have been approximately $35 million. Supplementing this liquidity, the Bank has available lines of credit from various correspondent banks to purchase federal funds sold on a short-term basis of approximately $26 million. In consideration of possible Year 2000 contingencies, in the fourth quarter 1999 the Bank pledged its loan portfolio to secure possible borrowings from the Federal Reserve Bank of Richmond. At year end 2000, the Bank could have borrowed $110 million under this credit facility. In addition, a portion of the Bank's investment portfolio has been pledged to the Federal Home Loan Bank of Atlanta. At year end 2000, $6 million had been borrowed and $7 million was available from this source. Management believes that the combined aggregate liquidity position of the Bank from all of these sources is sufficient to meet the funding requirements of loan demand and deposit maturities and withdrawals in the near term.

As a result of the Bank's loan demand exceeding the rate at which core deposits are being built, the Bank has relied heavily on time deposits as a source of funds. At December 31, 2000, these deposits represented 72% of the Bank's total deposits. Certificates of deposit of $100,000 or more represented 22% of the Bank's total deposits at December 31, 2000. A large portion of these deposits is controlled by members of the Bank's Board of Directors and Advisory Board members or are otherwise considered long-standing relationships with Bank management. Based upon the nature of these relationships, management does not believe the Bank is subject to any significant liquidity risk related to these deposits. Certificates of deposit of $100,000 or more, exclusive of these relationships, constituted 17% of the Bank's total deposits. While these deposits are generally considered rate sensitive, management believes most of them are relationship-oriented. While the Bank will need to pay competitive rates to retain these deposits at their maturities, there are other subjective factors that will determine their continued retention.

At December 31, 2000, the Bank's capital to asset ratio was 9.6%. All capital ratios place the Bank well in excess of the minimum required to be deemed a well-capitalized bank by regulatory measures. The Bank's Tier I capital ratio at December 31, 2000 was 11.2%.


                     IMPACT OF INFLATION AND CHANGING PRICES

A commercial bank has assets and liabilities that are distinctly different from those of a company with substantial investments in plant and inventory because the major portion of its assets are monetary in nature. As a result, a bank's performance may be significantly influenced by changes in interest rates. Although the banking industry is more affected by changes in interest rates than by inflation in the prices of goods and services, inflation is a factor which may influence interest rates. However, the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. Inflation does affect operating expenses in that personnel expenses and the cost of supplies and outside services tend to increase more during periods of high inflation.

                        SOUTHERN COMMUNITY BANK AND TRUST
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================


                     COMPARISON OF RESULTS OF OPERATIONS FOR
                   THE YEARS ENDED DECEMBER 31, 2000 AND 1999

NET INCOME. The Bank generated net income in 2000 of $2,416,000 compared to $1,536,000 in 1999. The operating results in each year were significantly impacted by the provision for loan losses, reserves set aside to protect the Bank in the event of future loan losses, totaling $1,480,000 in 2000 and $1,135,000 in 1999. Net income per share was $.33 basic and $.32 diluted in 2000 and $.21 basic and $.20 diluted in 1999.

NET INTEREST INCOME. Net interest income for 2000 was $11.9 million compared to $8.1 million for 1999. The yield on average earning assets and rate on average interest-bearing liabilities increased in 2000 over 1999 as interest rates rose during this time period, and resulting net interest spread and net interest margin both improved slightly as the Bank benefited from the rising rate environment.

PROVISION FOR LOAN LOSSES. The Bank's provision for loan losses in 2000 was $1.5 million and in 1999 was $1.1 million. At December 31, the allowance for loan losses was $4.3 million for 2000 and $3.0 million for 1999, representing 1.52% and 1.50%, respectively, of loans outstanding. Management believes the level of the allowance for loan losses is adequate to cover potential losses in the portfolio. At December 31, 2000, nonperforming loans were .10% of loans outstanding.

OTHER INCOME. Non-interest income of $2.2 million in 2000 was materially greater than the $.8 million in 1999. The Bank experienced a significant increase in service charges and fees on deposit accounts, mostly due to growth in the number and activity of deposit accounts, as well as mortgage loan origination fees and stock brokerage fees. In addition, in 2000 the Bank earned $.5 million in fees as the managing general partner of Venture Capital Solutions, L. P., a small business investment company licensed by the SBA. The Bank had no gains or losses on investment security transactions in either year.

NON-INTEREST EXPENSES. The increase in non-interest expenses in 2000 compared to 1999 is principally due to the growth of the Bank. A major component of other non-interest expense for the Bank has been advertising and promotion which in 2000 was $578,000 and in 1999 was $434,000. It is expected that this category of expense will continue in the foreseeable future at a relatively high percentage of other non-interest expense as the Bank attempts to grow and attract new customers. Data processing and other outsourced services are another major expense, constituting $624,000 in 2000 and $537,000 in 1999.

PROVISION FOR INCOME TAXES. The Bank had an effective income tax rate of 37.8% in 2000 and 16.0% in 1999. The effective rate for 1999 was different from fully taxable rates principally due to adjustments to the valuation allowance associated with deferred tax assets.

                        SOUTHERN COMMUNITY BANK AND TRUST
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================


                     COMPARISON OF RESULTS OF OPERATIONS FOR
                   THE YEARS ENDED DECEMBER 31, 1999 AND 1998

NET INCOME. The Bank generated net income in 1999 of $1,536,000 compared to $525,000 in 1998. The operating results in each year were significantly impacted by the provision for loan losses, reserves set aside to protect the Bank in the event of future loan losses, totaling $1,135,000 in 1999 and $1,200,000 in 1998. Net income per share was $.21 basic and $.20 diluted in 1999 and $.08 basic and diluted in 1998.

NET INTEREST INCOME. Net interest income for 1999 was $8.1 million compared to $5.2 million for 1998. The yield on average earning assets, rate on average interest-bearing liabilities, and resulting net interest spread each were materially unchanged in 1999 from 1998. However, the net interest margin declined from 4.20% in 1998 to 3.90% in 1999 as the Bank's capital supporting interest-earning assets declined on average from 20% in 1998 to 14% in 1999.

PROVISION FOR LOAN LOSSES. The Bank's provision for loan losses in 1999 was $1.1 million and in 1998 was $1.2 million. At December 31, the allowance for loan losses was $3.0 million for 1999 and $1.9 million for 1998, each representing 1.50% of loans outstanding. At December 31, 1999 and 1998, nonperforming loans were 0.00% and 0.01%, respectively, of total loans.

OTHER INCOME. Non-interest income of $775,000 in 1999 and $339,000 in 1998 consisted principally of service charges on deposit accounts and other fee income, with $222,000 of the increase due to the initiation in 1999 of full-service stock brokerage activities, and the remainder of the increase substantially attributable to the growth of the Bank. The Bank had no gains or losses on investment security transactions in either year.

NON-INTEREST EXPENSES. The increase in non-interest expenses in 1999 compared to 1998 is principally due to the growth of the Bank. A major component of other non-interest expense for the Bank has been advertising and promotion which in 1999 was $434,000 and in 1998 was $410,000. Data processing and other outsourced services are another major expense, constituting $537,000 in 1999 and $429,000 in 1998.

PROVISION FOR INCOME TAXES. The Bank had an effective income tax rate of 16% in 1999 and 0% in 1998. The effective rates were different from fully taxable rates principally due to adjustments to the valuation allowance associated with deferred tax assets.

                        SOUTHERN COMMUNITY BANK AND TRUST
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================


                               NET INTEREST INCOME

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net interest-earning balance"). The following table sets forth information relating to average balances of the Bank's assets and liabilities for the years ended December 31, 2000, 1999 and 1998. The table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the daily average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net interest-earning balance). In preparing the table, non-accrual loans are included in the average loan balance.

                                            At December 31, 2000    Year Ended December 31, 2000      Year Ended December 31, 1999
                                           ---------------------  -------------------------------   -------------------------------
                                            Actual      Average    Average                Average    Average                Average
                                            Balance       Rate     Balance    Interest     Rate      Balance    Interest      Rate
                                           ---------    -------   ---------   ---------   -------   ---------   ---------   -------
                                                                            (Dollars in thousands)
Interest-earning assets:
   Loans                                   $ 282,161      9.90%   $ 240,888   $  23,351     9.69%   $ 160,718   $  14,026     8.73%
   Investment securities                      59,249      6.54%      41,718       2,582     6.19%      30,291       1,746     5.76%
   Other                                      21,045      6.53%      14,012         898     6.41%      16,109         790     4.90%
                                           ---------    -------   ---------   ---------   -------   ---------   ---------   -------

      Total interest-earning assets          362,455      9.14%     296,618      26,831     9.05%     207,118      16,562     8.00%
                                                        -------               ---------   -------               ---------   -------

Other assets                                  21,572                 16,119                            10,282
                                           ---------              ---------                         ---------

      Total assets                         $ 384,027              $ 312,737                         $ 217,400
                                           =========              =========                         =========
Interest-bearing liabilities:
   Money market and NOW deposits           $  66,740      4.28%   $  52,144       2,079     3.99%   $  43,044       1,470     3.41%
   Time deposits greater than $100,000        76,090      6.54%      68,553       4,282     6.25%      47,405       2,864     6.04%
   Other time deposits                       169,278      6.62%     130,752       8,229     6.29%      79,621       4,139     5.20%
   Borrowings                                  6,000      7.04%       5,086         354     7.04%         125           8     6.40%
                                           ---------    -------   ---------   ---------   -------   ---------   ---------   -------
      Total interest-bearing liabilities     318,108      6.12%     256,535      14,944     5.83%     170,195       8,481     4.98%
                                                        -------               ---------   -------               ---------   -------

Non-interest-bearing demand accounts          26,645                 20,932      15,548
Other liabilities                              2,324                  2,042                               902
Stockholders' equity                          36,950                 33,228                            30,755
                                           ---------              ---------                         ---------

      Total liabilities and
       stockholders' equity                $ 384,027              $ 312,737                         $ 217,400
                                           =========              =========                         =========

      Net interest income and
       interest rate spread                               3.02%               $  11,887     3.22%               $   8,081     3.02%
                                                        =======               =========   =======               =========   =======

      Net yield on average
       interest-earning assets                                                              4.01%                             3.90%
                                                                                          =======                           =======

      Ratio of average interest-earning
       assets to average interest-bearing
       liabilities                                      115.62%                                       121.69%
                                                        =======                                       =======

                                                Year Ended December 31, 1998
                                             ---------------------------------
                                              Average                  Average
                                              Balance      Interest     Rate
                                             ---------    ----------   -------
Interest-earning assets:
   Loans                                     $  89,442    $    8,180     9.15%
   Investment securities                        11,248           688     6.12%
   Other                                        23,110         1,235     5.34%
                                             ---------    ----------   -------
      Total interest-earning assets            123,800        10,103     8.16%
                                                          ----------   -------

Other assets                                     4,316
                                             ---------

      Total assets                           $ 128,116
                                             =========

Interest-bearing liabilities:
   Money market and NOW deposits             $  30,434         1,218     4.00%
   Time deposits greater than $100,000          24,574         1,455     5.92%
   Other time deposits                          38,747         2,234     5.77%
   Borrowings                                       --            --       --%
                                             ---------    ----------   -------
      Total interest-bearing liabilities        93,755         4,907     5.23%


Non-interest-bearing demand accounts             7,961
Other liabilities                                  561
Stockholders' equity                            25,839
                                             ---------

      Total liabilities and
       stockholders' equity                  $ 128,116
                                             =========

      Net interest income and
       interest rate spread                               $    5,196     2.93%
                                                          ==========   =======

      Net yield on average
       interest-earning assets                                           4.20%
                                                                       =======
      Ratio of average interest-earning
       assets to average interest-bearing
       liabilities                              132.05%
                                             ==========

                        SOUTHERN COMMUNITY BANK AND TRUST
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================


                          VOLUME/RATE VARIANCE ANALYSIS

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) total change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated to the change attributable to rate.

                                              Year Ended December 31, 2000 vs. 1999      Year Ended December 31, 1999 vs. 1998
                                             ---------------------------------------    ---------------------------------------
                                                    Increase (Decrease) Due To                 Increase (Decrease) Due To
                                             ---------------------------------------    ---------------------------------------
                                               Volume         Rate          Total         Volume         Rate          Total
                                             ----------    ----------    -----------    ----------    ----------    -----------
                                                                          (Dollars in thousands)
Interest income:
  Loans                                      $    7,384    $    1,941    $     9,325    $    6,369    $     (523)   $     5,846
  Investment securities                             683           153            836         1,131           (73)         1,058
  Other                                            (119)          227            108          (359)          (86)          (445)
                                             ----------    ----------    -----------    ----------    ----------    -----------

         Total interest income                    7,948         2,321         10,269         7,141          (682)         6,459
                                             ----------    ----------    -----------    ----------    ----------    -----------

Interest expense:
  Money market and NOW deposits                     336           277            613           (27)         (314)          (341)
  Time deposits greater than $100,000             1,299           119          1,418         1,394          (130)         1,264
  Other time deposits                             2,939         1,147          4,086         3,060          (417)         2,643
  Borrowings                                        331            15            346             4             4              8
                                             ----------    ----------    -----------    ----------    ----------    -----------

         Total interest-bearing liabilities       4,905         1,558          6,463         4,431          (857)         3,574
                                             ----------    ----------    -----------    ----------    ----------    -----------

         Net interest income                 $    3,043    $      763    $     3,806    $    2,710    $      175    $     2,885
                                             ==========    ==========    ===========    ==========    ==========    ===========

                        SOUTHERN COMMUNITY BANK AND TRUST
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================


            ASSET/LIABILITY MANAGEMENT AND INTEREST RATE SENSITIVITY

One of the primary objectives of asset/liability management is to maximize net interest margin while minimizing the earnings risk associated with changes in interest rates. One method used to manage interest rate sensitivity is to measure, over various time periods, the interest rate sensitivity positions, or gaps; however, this method addresses only the magnitude of timing differences and does not address earnings or market value. Therefore, management uses an earnings simulation model to prepare, on a regular basis, earnings projections based on a range of interest rate scenarios in order to more accurately measure interest rate risk.

The Bank's balance sheet was asset-sensitive at December 31, 2000 in the three-month horizon and liability-sensitive in the one year period. An asset-sensitive position means that there are more assets than liabilities subject to repricing in that period as market rates change, and conversely with a liability-sensitive position. As a result, in a falling rate environment, the Bank's earnings position could deteriorate initially followed by improvement, with the opposite expectation in a rising rate environment, depending on the correlation of rate changes in these categories.

The following table presents information about the periods in which the interest-sensitive assets and liabilities at December 31, 2000 will either mature or be subject to repricing in accordance with market rates, and the resulting interest-sensitivity gaps. This table shows the sensitivity of the balance sheet at one point in time and is not necessarily indicative of what the sensitivity will be on other dates. Included in interest-bearing liabilities subject to rate changes within 90 days is a portion of the money market and NOW deposits. These types of deposits historically have not repriced coincidentally with or in the same proportion as general market indicators. As simplifying assumptions concerning repricing behavior, 50% of the money market and NOW deposits are assumed to reprice immediately and 50% are assumed to reprice between one and five years, and fixed rate loans and mortgage-backed securities are assumed to reprice at their contractual maturity.

                                                                            December 31, 2000
                                             --------------------------------------------------------------------------------
                                               Rate Maturity in Days
                                             ------------------------       One Through         Beyond
                                                1-90         91-365          Five Years        Five Years           Total
                                             ----------    ----------      --------------    --------------    --------------
                                                                       (Dollars in thousands)
EARNING ASSETS
  Loans                                      $  152,119    $   11,065     $        88,182    $       30,795    $      282,161
  Investment securities                           1,000         7,991              22,668            27,590            59,249
  Other earning assets                           21,045            --                  --                --            21,045
                                             ----------    ----------      --------------    --------------    --------------

       Total earning assets                     174,164        19,056             110,850            58,385           362,455
                                             ----------    ----------      --------------    --------------    --------------

INTEREST-BEARING LIABILITIES
  Money market and NOW deposits                  33,370            --              33,370                --            66,740
  Time deposits greater than $100,000            24,433        48,322               3,335                --            76,090
  Other time deposits                            43,883       119,835               5,560                --           169,278
  Borrowings                                         --         6,000                  --                --             6,000
                                             ----------    ----------      --------------    --------------    --------------

       Total interest-bearing liabilities       101,686       174,157              42,265                --           318,108
                                             ----------    ----------      --------------    --------------    --------------

INTEREST SENSITIVITY GAP                     $   72,478    $ (155,101)     $       68,585    $       58,385    $       44,347
                                             ==========    ==========      ==============    ==============    ==============

Cumulative gap                               $   72,478    $  (82,623)     $      (14,038)   $       44,347    $       44,347
Cumulative ratio of interest-sensitive
 assets to interest-sensitive liabilities       171.28%        70.05%              95.59%           113.94%           113.94%

                        SOUTHERN COMMUNITY BANK AND TRUST
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================


                                   MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market price and interest rates. This risk of loss can be reflected in diminished current market values and/or reduced potential net interest income in future periods.

The Bank's market risk arises primarily from interest rate risk inherent in its lending and deposit-taking activities. The structure of the Bank's loan and deposit portfolios is such that a significant decline in interest rates may adversely impact net market values and net interest income. The Bank does not maintain a trading account nor is the Bank subject to currency exchange risk or commodity price risk. Interest rate risk is monitored as part of the Bank's asset/liability management function, which is discussed in "Asset/Liability Management and Interest Rate Sensitivity" above.

The following table presents information about the contractual maturities, average interest rates and estimated fair values of financial instruments considered market risk sensitive at December 31, 2000.

                                             Contractual Maturities at December 31, 2000
                          ----------------------------------------------------------------------------------
                                                                                                              Average
                                                                                       Beyond                 Interest   Estimated
                             2001        2002        2003        2004        2005     Five Years    Total       Rate     Fair Value
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------  --------   ----------
                                                                   (Dollars in thousands)
FINANCIAL ASSETS
   Federal funds sold     $   21,045  $        -  $       -   $        -  $        -  $        -  $   21,045     6.53%   $   21,045
   Debt securities             8,991       5,002       3,505       7,076       7,085      27,590      59,249     6.54%       59,424
   Loans (1):
     Fixed rate               10,411      11,696      14,886      26,403      33,939      32,053     129,388     9.32%      129,700
     Variable rate            68,301      13,966       7,200       6,091      10,051      47,164     152,773    10.40%      153,383
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------             ----------

          Total           $  108,748  $   30,664  $   25,591  $   39,570  $   51,075  $  106,807  $  362,455     9.14%   $  363,552
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========             ==========

FINANCIAL LIABILITIES
   Money market and NOW
    deposits              $   33,370  $   13,350  $   10,000  $    6,650  $    3,370  $        -  $   66,740     4.28%   $   66,740
   Time deposits             236,475       7,675         988         230           -           -     245,368     6.60%      248,215
   Borrowings                  6,000           -           -           -           -           -       6,000     7.04%        6,000
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------             ----------

          Total           $  275,845  $   21,025  $   10,988  $    6,880  $    3,370  $        -  $  318,108     6.12%   $  320,955
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========             ==========

(1) Nonaccrual loans are included in the balance of loans. The allowance for loan losses is excluded.

                        SOUTHERN COMMUNITY BANK AND TRUST
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================


                                      LOANS

The Bank's primary source of revenue and largest component of earning assets is the loan portfolio. The following table sets forth the major categories of loans for each of the last five years:

                                                                          December 31
                           -------------------------------------------------------------------------------------------------------
                                   2000                 1999                 1998                 1997                 1996
                           -------------------  -------------------  -------------------  -------------------  -------------------
                             Amount       %       Amount       %       Amount       %       Amount       %       Amount       %
                           ----------  -------  ----------  -------  ----------  -------  ----------  -------  ----------  -------
                                                                    (Dollars in thousands)
Residential mortgage       $   84,280    29.9%  $   65,399    32.6%  $   41,261    32.5%  $   16,498    34.4%  $    1,279    25.9%
Commercial mortgage            59,410    21.0%      38,293    19.1%      26,077    20.5%       9,081    19.0%         680    13.7%
Construction                   52,800    18.7%      32,427    16.2%      16,569    13.0%       5,765    12.0%         477     9.7%
Commercial and industrial      60,280    21.4%      44,563    22.3%      30,208    23.8%      11,800    24.6%       1,474    29.8%
Individuals                    25,391     9.0%      19,630     9.8%      12,980    10.2%       4,793    10.0%       1,035    20.9%
                           ----------  -------  ----------  -------  ----------  -------  ----------  -------  ----------  -------

           Total loans     $  282,161   100.0%  $  200,312   100.0%  $  127,095   100.0%  $   47,937   100.0%  $    4,945   100.0%
                           ==========  =======  ==========  =======  ==========  =======  ==========  =======  ==========  =======


                                  ASSET QUALITY

Management considers the Bank's asset quality to be of primary importance. A formal loan review function, independent of loan origination, is used to identify and monitor problem loans. As part of the loan review function, a third party assessment group is employed to review the underwriting documentation and risk grading analysis. In determining the allowance for loan losses and any resulting provision to be charged against earnings, particular emphasis is placed on the results of the loan review process. Consideration is also given to historical loan loss experience, the value and adequacy of collateral, and economic conditions in the Bank's market area. For loans determined to be impaired, the allowance is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses represents management's estimate of the appropriate level of reserve to provide for probable losses inherent in the loan portfolio. Considerations in determining the unallocated portion of the allowance for loan losses include general economic and lending trends and other factors.

Management's policy in regard to past due loans is conservative and normally requires a prompt charge-off to the allowance for loan losses following timely collection efforts and a thorough review. Further efforts are then pursued through various means available. Loans carried in a nonaccrual status are generally collateralized and the possibility of future losses is considered in the determination of the allowance for loan losses.

                        SOUTHERN COMMUNITY BANK AND TRUST
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================


The following table presents an analysis of the changes in the allowance for loan losses and of the level of nonperforming assets for each of the last five years.

                                                                         At or for the Period Ended December 31,
                                                        ----------------------------------------------------------------------
                                                           2000           1999           1998           1997           1996
                                                        ----------     ----------     ----------     ----------     ----------
                                                                                (Dollars in thousands)
ALLOWANCE FOR LOAN LOSSES
   Balance at beginning of year                         $    3,013     $    1,905     $      725     $       75     $        -
                                                        ----------     ----------     ----------     ----------     ----------

   Charge-offs:
     Residential mortgage loans                                  -             28              -              -              -
     Construction loans                                          -              -             20              -              -
     Commercial and industrial loans                           122              5              -              -              -
     Loans to individuals                                       90             14              2              -              -
                                                        ----------     ----------     ----------     ----------     ----------

           Total charge-offs                                   212             47             22              -              -
                                                        ----------     ----------     ----------     ----------     ----------

   Recoveries:
     Construction loans                                          -             20              -              -              -
     Commercial and industrial loans                             1              -              -              -              -
     Loans to individuals                                        1              -              2              -              -
                                                        ----------     ----------     ----------     ----------     ----------

           Total recoveries                                      2             20              2              -              -
                                                        ----------     ----------     ----------     ----------     ----------

   Net loan charge-offs                                        210             27             20              -              -
   Provision for loan losses                                 1,480          1,135          1,200            650             75
                                                        ----------     ----------     ----------     ----------     ----------

           Balance at end of year                       $    4,283     $    3,013    $     1,905     $      725     $       75
                                                        ==========     ==========    ===========     ==========     ==========

NONPERFORMING ASSETS, AT END OF YEAR
   Nonaccrual loans                                     $      276     $        -    $        15     $        -     $        -
   Accruing loans past due 90 days or more                      15              7              -              2              -
                                                        ----------     ----------     ----------     ----------     ----------

           Total nonperforming loans                           291              7             15              2              -

   Foreclosed assets                                             4              -              -              -              -
                                                        ----------     ----------     ----------     ----------     ----------

           Total nonperforming assets                   $      295     $        7    $        15     $        2     $        -
                                                        ==========     ==========    ===========     ==========     ==========

RATIOS
   Net loan charge-offs to average loans                      .09%           .02%           .02%             -%             -%
   Net loan charge-offs to allowance for loan losses         4.90%           .90%          1.05%             -%             -%
   Allowance for loan losses to year-end loans               1.52%          1.50%          1.50%          1.51%          1.52%
   Total nonperforming loans to year-end loans                .10%             -%           .01%             -%             -%

                        SOUTHERN COMMUNITY BANK AND TRUST
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================


Information about management's allocation of the allowance for loan losses by loan category is presented in the following table.

                                                          At or for the Period Ended December 31,
                                            ------------------------------------------------------------------
                                               2000          1999          1998          1997          1996
                                            ----------    ----------    ----------    ----------    ----------
                                                                  (Amounts in thousands)
Residential mortgage loans                  $      350    $      125    $      125    $       50    $        5
Commercial mortgage loans                          525           425           375            70             5
Construction loans                                 900           750           250           100             5
Commercial and industrial loans                    900           725           450           160            10
Loans to individuals                               650           225           225           100            15
Unallocated                                        958           763           480           245            35
                                            ----------    ----------    ----------    ----------    ----------

     Total allowance for loan losses        $    4,283    $    3,013    $    1,905    $      725    $       75
                                            ==========    ==========    ==========    ==========    ==========


        CAUTIONARY STATEMENT FOR PURPOSE OF THE "SAFE HARBOR" PROVISIONS
             OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this Annual Report that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes," "expects," "plans," "projects," "goals," "estimates," "may," "could," "should," or "anticipates" or the negative thereof or other variations thereon of comparable terminology, or by discussions of strategy that involve risks and uncertainties. In addition, from time to time, the Bank or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Bank with the Federal Deposit Insurance Corporation, or press releases or oral statements made by or with the approval of an authorized executive officer of the Bank. Forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. The Bank wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect the Bank's actual results, causing actual results to differ materially from those in any forward-looking statement. These factors include: (i) competitive pressure in the banking industry or in the Bank's markets may increase significantly, (ii) changes in the interest rate environment may reduce margins, (iii) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (iv) changes may occur in banking legislation and in the environment, (v) changes may occur in general business conditions and inflation and (vi) changes may occur in the securities markets.

                        SOUTHERN COMMUNITY BANK AND TRUST
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================


                            QUARTERLY FINANCIAL DATA

                                                                    First         Second          Third          Fourth
                                                                 -----------    -----------    -----------    -----------
                                                                           (In thousands, except per share data)
YEAR ENDED DECEMBER 31, 2000:

Interest income                                                  $     5,206    $     6,310    $     7,333    $     7,982
Interest expense                                                       2,680          3,378          4,191          4,695
                                                                 -----------    -----------    -----------    -----------

Net interest income                                                    2,526          2,932          3,142          3,287
Provision for loan losses                                                220            540            370            350
                                                                 -----------    -----------    -----------    -----------

Net interest income after provision for loan losses                    2,306          2,392          2,772          2,937
Non-interest income                                                      380            600            570            648
Non-interest expense                                                   1,820          2,080          2,281          2,542
                                                                 -----------    -----------    -----------    -----------

Income before income taxes                                               866            912          1,061          1,043
Income taxes                                                             326            345            401            394
                                                                 -----------    -----------    -----------    -----------

Net income                                                       $       540    $       567    $       660    $       649
                                                                 ===========    ===========    ===========    ===========

Per share data (1):
  Net income:
    Basic                                                        $       .07    $       .08    $       .09    $       .09
    Diluted                                                              .07            .07            .09            .08
  Common stock price:
    High                                                               10.00           9.55           9.55           9.13
    Low                                                                 8.18           6.82           6.82           6.81

YEAR ENDED DECEMBER 31, 1999:

Interest income                                                  $     3,459    $     3,865    $     4,350    $     4,888
Interest expense                                                       1,797          1,996          2,207          2,481
                                                                 -----------    -----------    -----------    -----------

Net interest income                                                    1,662          1,869          2,143          2,407
Provision for loan losses                                                255            210            280            390
                                                                 -----------    -----------    -----------    -----------

Net interest income after provision for loan losses                    1,407          1,659          1,863          2,017
Non-interest income                                                       90            159            200            326
Non-interest expense                                                   1,230          1,398          1,571          1,693
                                                                 -----------    -----------    -----------    -----------

Income before income taxes                                               267            420            492            650
Income taxes                                                              35             70             88            100
                                                                 -----------    -----------    -----------    -----------

Net income                                                       $       232    $       350    $       404    $       550
                                                                 ===========    ===========    ===========    ===========

Per share data (1):
  Net income:
    Basic                                                        $       .03    $       .05    $       .06    $       .08
    Diluted                                                              .03            .04            .05            .07
  Common stock price:
    High                                                               12.73          16.36          15.91          12.50
    Low                                                                10.51          11.59          10.46           8.86

(1) Southern Community Bank and Trust common stock is traded in the over-the-counter market, on the electronic bulletin board, under the symbol SCMT. Per share data has been adjusted to reflect the dilutive effect of the two-for-one stock split in 1999 and the stock split effected in the form of a 10% stock dividend in 2000. There are approximately 5,000 stockholders of record.

                          [DIXON ODOM PLLC LETTERHEAD]



                          INDEPENDENT AUDITORS' REPORT




To the Stockholders and the Board of Directors
Southern Community Bank and Trust
Winston-Salem, North Carolina


We have audited the accompanying balance sheets of Southern Community Bank and Trust as of December 31, 2000 and 1999, and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Community Bank and Trust at December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with generally accepted accounting principles.



/s/ Dixon Odom PLLC
Sanford, North Carolina
January 12, 2001

SOUTHERN COMMUNITY BANK AND TRUST
BALANCE SHEETS
DECEMBER 31, 2000 AND 1999
================================================================================

ASSETS                                                                                   2000            1999
                                                                                      ----------      ----------
                                                                                        (Amounts in thousands,
                                                                                          except share data)
Cash and due from banks                                                               $   11,197      $   11,736
Federal funds sold                                                                        21,045             804
Investment securities (Note 3)
   Available for sale, at fair value (amortized cost of $38,498 and $22,205 at
     December 31, 2000 and 1999, respectively)                                            39,005          21,771
   Held to maturity, at amortized cost (fair value of $20,419 and $13,882 at
     December 31, 2000 and 1999, respectively)                                            20,244          14,172
Loans (Note 4)                                                                           282,161         200,312
Allowance for loan losses (Note 5)                                                        (4,283)         (3,013)
                                                                                      ----------      ----------

                                                                      Net Loans          277,878         197,299

Bank premises and equipment (Note 6)                                                       9,704           5,152
Other assets                                                                               4,954           3,238
                                                                                      ----------      ----------

                                                                   Total Assets       $  384,027      $  254,172
                                                                                      ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Demand                                                                             $   26,645      $   18,815
   Money market and NOW                                                                   66,740          49,624
   Time (Note 7)                                                                         245,368         150,514
                                                                                      ----------      ----------

                                                                 Total Deposits          338,753         218,953

Federal funds purchased                                                                       --           2,500
Borrowings (Note 8)                                                                        6,000              --
Other liabilities                                                                          2,324             953
                                                                                      ----------      ----------

                                                              Total Liabilities          347,077         222,406
                                                                                      ----------      ----------

Stockholders' Equity (Notes 9 and 13)
   Common stock, $2.50 par value, 10,000,000 shares authorized; 7,595,979 shares issued and outstanding at December 31, 2000, 6,657,362 shares issued and
     outstanding at December 31, 1999                                                     18,990          16,643
   Additional paid-in capital                                                             15,766          14,251
   Retained earnings                                                                       1,883           1,139
   Accumulated other comprehensive income (loss)                                             311            (267)
                                                                                      ----------      ----------

                                                     Total Stockholders' Equity           36,950          31,766
                                                                                      ----------      ----------

Commitments (Notes 10 and 14)

                                     Total Liabilities and Stockholders' Equity       $  384,027      $  254,172
                                                                                      ==========      ==========

See accompanying notes
 .

SOUTHERN COMMUNITY BANK AND TRUST
STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                2000            1999            1998
                                                                             ----------      ----------      ----------
                                                                                   (Amounts in thousands, except
                                                                                     share and per share data)
Interest Income
   Loans                                                                     $   23,351      $   14,026      $    8,180
   Investment securities available for sale                                       1,733             944             376
   Investment securities held to maturity                                           849             802             312
   Federal funds sold and interest-bearing deposits with banks                      898             790           1,235
                                                                             ----------      ----------      ----------

                                                  Total Interest Income          26,831          16,562          10,103
                                                                             ----------      ----------      ----------

Interest Expense
   Money market and NOW deposits                                                  2,079           1,470           1,218
   Time deposits                                                                 12,511           7,003           3,689
   Federal funds purchased and borrowings                                           354               8              --
                                                                             ----------      ----------      ----------

                                                 Total Interest Expense          14,944           8,481           4,907
                                                                             ----------      ----------      ----------

                                                    Net Interest Income          11,887           8,081           5,196

Provision for Loan Losses (Note 5)                                                1,480           1,135           1,200
                                                                             ----------      ----------      ----------

                                              Net Interest Income After
                                              Provision for Loan Losses          10,407           6,946           3,996
                                                                             ----------      ----------      ----------

Non-Interest Income (Note 12)                                                     2,198             775             339
                                                                             ----------      ----------      ----------

Non-Interest Expense
   Salaries and employee benefits                                                 4,576           2,736           1,629
   Occupancy and equipment                                                        1,456           1,048             519
   Other (Note 12)                                                                2,691           2,108           1,662
                                                                             ----------      ----------      ----------

                                             Total Non-Interest Expense           8,723           5,892           3,810
                                                                             ----------      ----------      ----------

                                             Income Before Income Taxes           3,882           1,829             525

Income Tax Expense (Note 11)                                                      1,466             293              --
                                                                             ----------      ----------      ----------

                                                             Net Income      $    2,416      $    1,536      $      525
                                                                             ==========      ==========      ==========

Net Income Per Share
   Basic                                                                     $      .33      $      .21      $      .08
   Diluted                                                                          .32             .20             .08

Weighted Average Shares Outstanding
   Basic                                                                      7,344,719       7,290,616       6,527,783
   Diluted                                                                    7,664,622       7,746,297       6,685,868

See accompanying notes.

SOUTHERN COMMUNITY BANK AND TRUST
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
================================================================================

                                                                                                       Accumulated
                                                        Common Stock       Additional    Retained         Other           Total
                                                    ---------------------    Paid-in     Earnings     Comprehensive   Stockholders'
                                                      Shares      Amount     Capital     (Deficit)    Income (Loss)      Equity
                                                    ---------   ---------   ---------    ---------    -------------   -------------
                                                                          (Amounts in thousands, except share data)
Balance at December 31, 1997                        1,390,311   $   6,952   $   4,438    $    (922)   $          12   $      10,480

   Comprehensive income
     Net income                                            --          --          --          525               --             525
     Other comprehensive income, net of tax
       Net increase in fair value of securities
        available for sale, net of tax of $11              --          --          --           --               10              10
                                                                                                                      -------------
            Total comprehensive income                                                                                          535
                                                                                                                      -------------

   Common stock issued pursuant to:
     Sale of common stock                           1,586,394       7,932      10,784           --               --          18,716

     10% stock split in the form of a dividend        298,246       1,491      (1,498)          --               --              (7)

     Stock options exercised                           16,781          84          70           --               --             154
       Current income tax benefit                          --          --          48           --               --              48
                                                    ---------   ---------   ---------    ---------    -------------   -------------

Balance at December 31, 1998                        3,291,732      16,459      13,842         (397)              22          29,926

   Comprehensive income
     Net income                                            --          --          --        1,536               --           1,536
     Other comprehensive income, net of tax
       Net decrease in fair value of securities
        available for sale, net of tax benefit of
        $ (179)                                            --          --          --           --             (289)           (289)
                                                                                                                      -------------
            Total comprehensive income                                                                                        1,247
                                                                                                                      -------------

   Common stock issued pursuant to:
     Sale of common stock                               1,140           5          21           --               --              26

     Two-for-one stock split                        3,305,689          --          --           --               --              --

     Stock options exercised                           58,801         179         153           --               --             332
       Current income tax benefit                          --          --         235           --               --             235
                                                    ---------   ---------   ---------    ---------    -------------   -------------

Balance at December 31, 1999                        6,657,362      16,643      14,251        1,139             (267)         31,766

   Comprehensive income
     Net income                                            --          --          --        2,416               --           2,416
     Other comprehensive income, net of tax
       Net increase in fair value of securities
        available for sale, net of tax of $363             --          --          --           --              578             578
                                                                                                                      -------------
            Total comprehensive income                                                                                        2,994
                                                                                                                      -------------

   Common stock issued pursuant to:
     Sale of common stock                             254,567         636       1,456           --               --           2,092

     10% stock split in the form of a dividend        666,503       1,667          --       (1,672)              --              (5)

     Stock options exercised                           17,547          44          40           --               --              84
       Current income tax benefit                          --          --          19           --               --              19
                                                    ---------   ---------   ---------    ---------    -------------   -------------

Balance at December 31, 2000                        7,595,979   $  18,990   $  15,766    $   1,883    $         311   $      36,950
                                                    =========   =========   =========    =========    =============   =============

See accompanying notes.

SOUTHERN COMMUNITY BANK AND TRUST
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
================================================================================

                                                                                         2000           1999           1998
                                                                                      ----------     ----------     ----------
                                                                                               (Amounts in thousands)
Cash Flows from Operating Activities
   Net income                                                                         $    2,416     $    1,536     $      525
                                                                                      ----------     ----------     ----------

   Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation and amortization                                                          628            350            132
      Provision for loan losses                                                            1,480          1,135          1,200
      Change in assets and liabilities
        Increase in other assets                                                          (2,078)          (686)        (1,920)
        Increase in other liabilities                                                      1,371            255            370
                                                                                      ----------     ----------     ----------
                                               Total Adjustments                           1,401          1,054           (218)
                                                                                      ----------     ----------     ----------
                       Net Cash Provided by Operating Activities                           3,817          2,590            307
                                                                                      ----------     ----------     ----------

Cash Flows from Investing Activities
   (Increase) decrease in federal funds sold                                             (20,241)        14,203         (7,306)
   (Increase) decrease in interest-bearing deposits with banks                                --          2,000         (2,000)
   Purchases of:
      Available for sale investment securities                                           (18,186)       (16,318)        (7,903)
      Held to maturity investment securities                                              (9,693)        (5,035)        (7,937)
   Proceeds from maturities and calls of:
      Available for sale investment securities                                             1,884          4,503          2,500
      Held to maturity investment securities                                               3,616          1,782          2,500
   Net increase in loans from originations and repayments                                (82,059)       (73,244)       (79,178)
   Purchases of bank premises and equipment                                               (5,167)        (2,875)        (2,304)
                                                                                      ----------     ----------     ----------
                           Net Cash Used by Investing Activities                        (129,846)       (74,984)      (101,628)
                                                                                      ----------     ----------     ----------

Cash Flows from Financing Activities
   Net increase in deposits                                                              119,800         75,103         86,062
   Net increase (decrease) in federal funds purchased                                     (2,500)         2,500             --
   Net increase in borrowings                                                              6,000             --             --
   Net proceeds from issuance of common stock                                              2,195            593         18,918
   Cash paid in lieu of fractional shares                                                     (5)            --             (7)
                                                                                      ----------     ----------     ----------
                       Net Cash Provided by Financing Activities                         125,490         78,196        104,973
                                                                                      ----------     ----------     ----------
            Net Increase (Decrease) in Cash and Cash Equivalents                            (539)         5,802          3,652

Cash and Cash Equivalents, Beginning of Year                                              11,736          5,934          2,282
                                                                                      ----------     ----------     ----------
                          Cash and Cash Equivalents, End of Year                      $   11,197     $   11,736     $    5,934
                                                                                      ==========     ==========     ==========

Supplemental Disclosures of Cash Flow Information
   Interest paid                                                                      $   14,498     $    8,391     $    4,827
   Income taxes paid                                                                       2,041            545            352

Supplemental Schedule of Noncash Investing and Financing Activities
   Increase (decrease) in fair value of securities available for sale, net of tax     $      578     $     (289)    $       10

See accompanying notes.

SOUTHERN COMMUNITY BANK AND TRUST
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 AND 1998
================================================================================

(1)  ORGANIZATION AND OPERATIONS

Southern Community Bank and Trust (the "Bank") was incorporated November 14, 1996 and began banking operations on November 18, 1996. The Bank is engaged in general commercial and retail banking in the Piedmont area of North Carolina, principally Forsyth and Yadkin Counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation. The Bank undergoes periodic examinations by those regulatory authorities. On February 2, 2001, the Bank became a member of the Federal Reserve System, but this should not have a material effect on the Bank's operations.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements include the accounts of Southern Community Bank and Trust and its wholly-owned subsidiaries, Southern Credit Services, Inc., which is engaged in the business of accounts receivable financing, Southern Investment Services, Inc., a full-service brokerage company, Southeastern Acceptance Corporation, a consumer finance company, and VCS Management, L.L.C., the managing general partner for Venture Capital Solutions L. P., an SBIC. All intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans.

CASH EQUIVALENTS

For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and due from banks."

INVESTMENT SECURITIES

Available-for-sale securities are carried at fair value and consist of bonds and notes not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in accumulated other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Bonds and notes for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

SOUTHERN COMMUNITY BANK AND TRUST
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 AND 1998
================================================================================

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

ALLOWANCE FOR LOAN LOSSES

The provision for loan losses is based upon management's estimate of the amount needed to maintain the allowance for loan losses at an adequate level. In making the evaluation of the adequacy of the allowance for loan losses, management gives consideration to current and anticipated economic conditions, statutory examinations of the loan portfolio by regulatory agencies, delinquency information and management's internal review of the loan portfolio. Loans are considered impaired when it is probable that all amounts due under the contractual terms of the loan will not be collected. The measurement of impaired loans that are collateral dependent is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, or upon the fair value of the collateral if readily determinable. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require the Bank to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets which are 30 years for buildings and 3 - 10 years for furniture and equipment. Leasehold improvements are amortized over the expected terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Repairs and maintenance costs are charged to operations as incurred and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

SOUTHERN COMMUNITY BANK AND TRUST
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 AND 1998
================================================================================

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PER SHARE DATA

Basic and diluted net income per share is computed based on the weighted average number of shares outstanding during each period after retroactively adjusting for a 10% stock split effected in the form of a dividend during 2000, a two-for-one stock split during 1999 and a 10% stock split effected in the form of a dividend during 1998. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net income of the Bank.

Basic and diluted net income per share have been computed based upon net income as presented in the accompanying statements of operations divided by the weighted average number of common shares outstanding or assumed to be outstanding as summarized below:


                                                   2000            1999             1998
                                                ---------        ---------        ---------
Weighted average number of common
 shares used in computing basic net
 income per share                               7,344,719        7,290,616        6,527,783

Effect of dilutive stock options                  319,903          455,681          158,085
                                                ---------        ---------        ---------

Weighted average number of common shares
 and dilutive potential common
 shares used in computing diluted net
 income per share                               7,664,622        7,746,297        6,685,868
                                                =========        =========        =========

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, this Statement was amended by SFAS No. 137 to defer the effective date to fiscal years beginning after June 15, 2000. The Bank adopted this Statement on January 1, 2001. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the statement of financial condition and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. This Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. The adoption of this Statement on January 1, 2001 did not materially affect the Bank's financial statements.

SOUTHERN COMMUNITY BANK AND TRUST
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 AND 1998
================================================================================

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 140 is a replacement of SFAS No. 125, although SFAS No. 140 carried forward most of the provisions of SFAS No. 125 without change. SFAS No. 140 is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitizations, retained interests, and collateral received and pledged in reverse repurchase agreements for fiscal years ending after December 15, 2000. The new statement eliminates the prior requirement to record collateral received under certain securities financing transactions and requires reclassifications in the balance sheet of assets pledged under certain conditions. The adoption of SFAS No. 140 is not expected to have a significant impact on the Bank's financial statements.

COMPREHENSIVE INCOME

Comprehensive income is defined as the change in equity during a period for non-owner transactions and is divided into net income and other comprehensive income. Other comprehensive income includes revenues, expenses, gains, and losses that are excluded from earnings under current accounting standards. As of and for the periods presented, the sole component of other comprehensive income for the Bank has consisted of the unrealized gains and losses, net of taxes, of the Bank's available for sale securities portfolio.

SEGMENT REPORTING

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires management to report selected financial and descriptive information about reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Generally, disclosures are required for segments internally identified to evaluate performance and resource allocation. In all material respects, the Bank's operations are entirely within the commercial banking segment, and the financial statements presented herein reflect the results of that segment. Also, the Bank has no foreign operations or customers.

SOUTHERN COMMUNITY BANK AND TRUST
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 AND 1998
================================================================================

(3)  INVESTMENT SECURITIES

The following is a summary of the securities portfolio by major classification at December 31, 2000 and 1999:

                                                                2000
                                          -------------------------------------------------
                                                        Gross          Gross
                                          Amortized    Unrealized    Unrealized      Fair
                                            Cost        Gains          Losses        Value
                                          ---------    ----------    ----------     -------
                                                        (Amounts in thousands)
     Securities available for sale:
       U. S. Government agencies           $31,663        $480        $    50        $32,093
       Mortgage-backed                       5,970          83              6          6,047
       Other                                   865          --             --            865
                                           -------        ----        -------        -------
                                           $38,498        $563        $    56        $39,005
                                           =======        ====        =======        =======
     Securities held to maturity:
       U. S. Government agencies           $18,535        $196        $    34        $18,697
       Mortgage-backed                       1,709          19              6          1,722
                                           -------        ----        -------        -------
                                           $20,244        $215        $    40        $20,419
                                           =======        ====        =======        =======

                                                                   1999
                                          -------------------------------------------------
                                                        Gross          Gross
                                          Amortized    Unrealized    Unrealized      Fair
                                            Cost        Gains          Losses        Value
                                          ---------    ----------    ----------     -------
                                                        (Amounts in thousands)
     Securities available for sale:
       U. S. Government agencies           $17,575        $ --        $   283        $17,292
       Mortgage-backed                       4,630          --            151          4,479
                                           -------        ----        -------        -------
                                           $22,205        $ --        $   434        $21,771
                                           =======        ====        =======        =======
     Securities held to maturity:
       U. S. Treasury                      $   998        $  2        $    --        $ 1,000
       U. S. Government agencies            11,534          --            254         11,280
       Mortgage-backed                       1,640          --             38          1,602
                                           -------        ----        -------        -------
                                           $14,172        $  2        $   292        $13,882
                                           =======        ====        =======        =======

The amortized cost and fair values of securities available for sale and held to maturity at December 31, 2000 by contractual maturity are shown below. Actual expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.

                                                 Securities Available for Sale       Securities Held to Maturity
                                                   Amortized       Fair                Amortized          Fair
                                                     Cost         Value                  Cost             Value
                                                   -------        -------               -------        -------
                                                                      (Amounts in thousands)
     Due within one year                           $ 5,000        $ 4,991               $ 4,000        $ 3,987
     Due after one year through five years          13,984         14,133                 8,535          8,575
     Due after five years through ten years         12,679         12,969                 6,000          6,135
     Due after ten years                               865            865                    --             --
     Mortgage-backed securities                      5,970          6,047                 1,709          1,722
                                                   -------        -------               -------        -------
                                                   $38,498        $39,005               $20,244        $20,419
                                                   =======        =======               =======        =======

SOUTHERN COMMUNITY BANK AND TRUST
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1999 AND 1998
================================================================================

(3)  INVESTMENT SECURITIES (CONTINUED)

There were no sales of investment securities available for sale during 2000, 1999 or 1998.

Securities with carrying values of $5.0 million and $15.9 million and fair values of $5.0 million and $15.7 million at December 31, 2000 and 1999, respectively, were pledged to secure public monies on deposit as required by law. Additionally, at December 31, 2000, securities with carrying values of $13.8 million and fair values of $13.8 million were pledged to secure the Bank's borrowing from the FHLB, resulting in available additional borrowing capacity of $7 million at that date.

The following table sets forth certain information regarding the carrying values, weighted average yields and contractual maturities of the Bank's investment portfolio at December 31, 2000:

                                                                       Carrying Value
                                     -----------------------------------------------------------------------------
                                                      After        After
                                                    One Year      Five Years                 Mortgage-
                                      One Year      Through        Through       After Ten    Backed
                                      or Less      Five Years     Ten Years       Years      Securities     Total
                                      -------      ----------     ---------       -----      ----------     -----
                                                                 (Amounts in thousands)
Securities available for sale:
 U. S. Government agencies            $4,991        $14,133        $12,969        $ --        $   --        $32,093
 Mortgage-backed                          --             --             --          --         6,047          6,047
 Other                                    --             --             --         865            --            865

Securities held to maturity:
 U. S. Government agencies             4,000          8,535          6,000          --            --         18,535
 Mortgage-backed                          --             --             --          --         1,709          1,709
                                      ------        -------        -------        ----        ------        -------

     Total                            $8,991        $22,668        $18,969        $865        $7,756        $59,249
                                      ======        =======        =======        ====        ======        =======

                                                                         Average Yield
                                     -----------------------------------------------------------------------------
                                                      After        After
                                                    One Year      Five Years                 Mortgage-
                                      One Year      Through        Through       After Ten    Backed
                                      or Less      Five Years     Ten Years       Years      Securities     Total
                                      -------      ----------     ---------       -----      ----------     -----
                                                                 (Amounts in thousands)
Securities available for sale:
 U. S. Government agencies             5.50%         6.46%         7.08%           -- %           -- %          6.56%
 Mortgage-backed                        -- %          -- %          -- %           -- %          6.54%          6.54%
 Other                                  -- %          -- %          -- %          6.79%           -- %          6.79%

Securities held to maturity:
 U. S. Government agencies             5.44%         6.06%         6.92%           -- %           -- %          6.20%
 Mortgage-backed                        -- %          -- %          -- %           -- %          6.22%          6.22%
                                       ----          ----          ----          -----           ----           ----

     Total                             5.47%         6.31%         7.03%          6.79%          6.47%          6.44%
                                       ====          ====          ====          =====           ====           ====

SOUTHERN COMMUNITY BANK AND TRUST
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 AND 1998
================================================================================


(4)  LOANS

Following is a summary of loans at December 31, 2000 and 1999:

                                                   2000                          1999
                                       ------------------------      ------------------------
                                                     Percentage                     Percentage
                                       Amount         of Total          Amount       of Total
                                       ---------     ---------       ----------    ----------
                                                          (Amounts in thousands)
Residential mortgage loans             $ 84,280           29.9%      $ 65,399           32.6%
Commercial mortgage loans                59,410           21.0         38,293           19.1%
Construction loans                       52,800           18.7         32,427           16.2%
Commercial and industrial loans          60,280           21.4         44,563           22.3%
Loans to individuals                     25,391            9.0         19,630            9.8%
                                       --------        -------       --------        -------
      Total                            $282,161          100.0%      $200,312          100.0%
                                       ========        =======       ========        =======

Loans are primarily made in the Piedmont area of North Carolina, principally Forsyth and Yadkin Counties. Real estate loans can be affected by the condition of the local real estate market. Commercial and installment loans can be affected by the local economic conditions.

Impaired loans consist of nonaccrual loans which aggregated $276,000 and $0 at December 31, 2000 and 1999, respectively.

The Bank has granted loans to certain directors and executive officers of the Bank and their related interests. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and, in management's opinion, do not involve more than the normal risk of collectibility. All loans to directors and executive officers or their interests are submitted to the Board of Directors for approval. A summary of loans to directors and their interests follows (amounts in thousands):


Loans to directors and officers as a group (8) at January 1, 1998           $  4,967

  Disbursements during year ended December 31, 1998                           10,710
  Amounts collected during year ended December 31, 1998                       (3,419)
                                                                            --------

Loans to directors and officers as a group (10) at December 31, 1998          12,258

  Disbursements during year ended December 31, 1999                            5,808
  Amounts collected during year ended December 31, 1999                       (5,490)
                                                                            --------

Loans to directors and officers as a group (11) at December 31, 1999          12,576

  Disbursements during year ended December 31, 2000                            6,875
  Amounts collected during year ended December 31, 2000                       (7,241)
                                                                            --------

Loans to directors and officers as a group (12) at December 31, 2000        $ 12,210
                                                                            ========

At December 31, 2000, the Bank had pre-approved but unused lines of credit totaling $3.1 million to executive officers, directors and their affiliates.

SOUTHERN COMMUNITY BANK AND TRUST
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 AND 1998
================================================================================


(5)  ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses follows:

                                        2000             1999            1998
                                       -------         -------         -------
                                               (Amounts in thousands)
Balance at beginning of period         $ 3,013         $ 1,905         $   725
                                       -------         -------         -------
Provision charged to operations          1,480           1,135           1,200
                                       -------         -------         -------
Charge-offs                               (212)            (47)            (22)
Recoveries                                   2              20               2
                                       -------         -------         -------
         Net charge-offs                  (210)            (27)            (20)
                                       -------         -------         -------
Balance at end of period               $ 4,283         $ 3,013         $ 1,905
                                       =======         =======         =======


(6)  BANK PREMISES AND EQUIPMENT

Following is a summary of bank premises and equipment at December 31, 2000 and 1999:


                                                   2000             1999
                                                 --------         -------
                                                   (Amounts in thousands)
     Land                                        $  2,870         $   975
     Buildings and leasehold improvements           4,861           2,828
     Furniture and equipment                        3,132           1,892
                                                 --------         -------
                                                   10,863           5,695
     Less accumulated depreciation                 (1,159)           (543)
                                                 --------         -------
              Total                              $  9,704         $ 5,152
                                                 ========         =======

Depreciation and amortization amounting to $616,000 in 2000, $329,000 in 1999 and $138,000 in 1998 is included in occupancy and equipment expense.


(7)  DEPOSITS

Time deposits in denominations of $100,000 or more were approximately $76.1 million and $60.7 million at December 31, 2000 and 1999, respectively. At December 31, 2000, the scheduled maturities of certificates of deposit are as follows:

                        $100,000           Under
                        and Over         $100,000           Total
                        --------         --------          -------
                                   (Amounts in thousands)
     2001               $72,755          $163,718          $236,473
     2002-2003            3,125             5,540             8,665
     2004-2005              210                20               230
                        -------          --------          --------
     Total              $76,090          $169,278          $245,368
                        =======          ========          ========

SOUTHERN COMMUNITY BANK AND TRUST
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 AND 1998
================================================================================


(8)  BORROWINGS

At December 31, 2000, the Bank had available lines of credit totaling approximately $26 million at various financial institutions for borrowing on a short-term and unsecured basis. Such lines are subject to annual renewals and are at varying interest rates.

The Bank has a line of credit for $13 million with the Federal Home Loan Bank of Atlanta, collateralized by investment securities, of which $6 million was outstanding at December 31, 2000. This advance matures in May of 2001 and bears interest at 7.04%.

The Bank has a credit facility with the Federal Reserve Bank of Richmond, secured by its loan portfolio, under which borrowings of $110 million are available. No amount was outstanding under this credit facility at December 31, 2000.


(9)  EMPLOYEE AND DIRECTOR BENEFIT PLANS

401(K) RETIREMENT PLAN

The Bank maintains a 401(k) retirement plan that covers all eligible employees. The Bank matches two-thirds of employee contributions, with the Bank's contribution limited to 4% of each employee's salary. Matching contributions are funded when accrued. Matching expenses totaled approximately $117,000 in 2000, $63,000 in 1999 and $39,000 in 1998.

EMPLOYMENT AGREEMENTS

The Bank has entered into employment agreements with its chief executive officer and two other executive officers to ensure a stable and competent management base. The agreements provide for a three-year term, but the agreements may annually be extended for an additional year. The agreements provide for benefits as spelled out in the contracts and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officers' rights to receive certain vested rights, including compensation. In the event of a change in control of the Bank, as outlined in the agreements, the acquirer will be bound to the terms of the contracts.

TERMINATION AGREEMENTS

The Bank has entered into special termination agreements with substantially all other employees, who have completed one year of service, which provide for severance pay benefits in the event of a change in control of the Bank which results in the termination of such employee or diminished compensation, duties or benefits.

SOUTHERN COMMUNITY BANK AND TRUST
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 AND 1998
================================================================================

(9)  EMPLOYEE AND DIRECTOR BENEFIT PLANS (CONTINUED)

STOCK OPTION PLANS

During 1997 the Bank adopted, with stockholder approval, an Incentive Stock Option Plan (the "ISO Plan") and a Nonstatutory Stock Option Plan (the "NSO Plan"). Both plans were amended in 1998, with stockholder approval, to increase the number of shares available for grant. Each plan makes available options to purchase 733,645 shares of the Bank's common stock, for an aggregate number of common shares reserved for options of 1,467,290. The exercise price of all options granted to date is the fair value of the Bank's common shares on the date of grant. All options vest over a five-year period. All unexercised options expire ten years after the date of grant. A summary of the Bank's option plans as of and for the years ended December 31, 2000, 1999 and 1998, reflecting the effects of stock splits declared, is as follows:

                                                                Outstanding Options              Exercisable Options
                                                           ---------------------------       ---------------------------
                                        Shares                                Weighted                          Weighted
                                       Available                              Average                            Average
                                       for Future            Number           Exercise          Number           Exercise
                                         Grants            Outstanding          Price         Outstanding          Price
                                       ---------           -----------        --------        ------------      --------
     At January 1, 1998                  11,354              661,648           $ 3.82           132,334           $ 3.82

       Increase shares                  726,000                   --               --                --               --
       Options granted/vested          (613,034)             613,034             5.55           246,061             4.90
       Options exercised                     --              (39,151)            3.93           (39,151)            3.93
       Options forfeited                 27,104              (27,104)            4.84                --               --
                                       --------           ----------           ------          --------           ------

     At December 31, 1998               151,424            1,208,427             4.67           339,244             4.37

       Options granted/vested           (66,860)              66,860            11.43           257,670             4.93
       Options exercised                     --              (78,780)            4.21           (78,780)            4.21
       Options forfeited                 11,369              (11,369)            7.35                --               --
                                       --------           ----------           ------          --------           ------

     At December 31, 1999                95,933            1,185,138             5.05           518,134             4.67

       Increase shares                   68,288                   --               --                --               --
       Options granted/vested          (109,650)             109,650             8.33           272,063             4.18
       Options exercised                     --              (18,932)            4.43           (18,932)            4.43
       Options forfeited                 31,054              (31,054)            7.73            (6,534)            7.77
                                       --------           ----------           ------          --------           ------

     At December 31, 2000                85,625            1,244,802           $ 5.29           764,731           $ 4.83
                                       ========           ==========           ======          ========           ======

SOUTHERN COMMUNITY BANK AND TRUST
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 AND 1998
================================================================================


(9)  EMPLOYEE AND DIRECTOR BENEFIT PLANS (CONTINUED)

STOCK OPTION PLANS (CONTINUED)

The Bank has elected to follow APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its stock options as permitted under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). In accordance with APB 25, no compensation cost is recognized by the Bank when stock options are granted because the exercise price equals the market price of the underlying common stock on the date of grant. If the Bank had used the fair value-based method of accounting for stock options as prescribed by SFAS 123, compensation cost would have increased by $497,000 in 2000, $468,000 in 1999 and $352,000 in 1998. The pro forma effects on net income and net income per common share, together with the assumptions used in estimating the fair values of options granted, are displayed below:


                                                           2000          1999             1998
                                                       ---------       ---------       ---------
                                                                  (Amounts in thousands,
                                                                   except per share data)
     Net income:
       As reported                                     $   2,416      $   1,536        $     525
       Pro forma                                           1,919          1,068              173

     Basic earnings per share:
       As reported                                     $     .33      $     .21        $     .08
       Pro forma                                             .26            .15              .03

     Diluted earnings per share:
       As reported                                     $     .32      $     .20        $     .08
       Pro forma                                             .25            .14              .03

     Assumptions in estimating option values:
       Risk-free interest rate                              5.50%          5.00%            5.50%
       Dividend yield                                       0.00%          0.00%            0.00%
       Volatility                                          23.00%         20.00%           25.00%
       Expected life                                     7 years        6 years          6 years


(10)  LEASES

The Bank leases its office space under non-cancelable operating leases. Future minimum lease payments under these leases for the years ending December 31 are as follows (amounts in thousands):

         2001                                                   $      330
         2002                                                          319
         2003                                                          299
         2004                                                          313
         2005                                                          305
         2006 and thereafter                                           609
                                                                ----------
         Total                                                  $    2,175
                                                                ==========

Total rental expense under operating leases was $352,000 in 2000, $342,000 in 1999 and $202,000 in 1998.

SOUTHERN COMMUNITY BANK AND TRUST
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 AND 1998
================================================================================


(11)  INCOME TAXES

The significant components of the provision for income taxes for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                                     2000             1999           1998
                                                   -------          -------        ------
                                                       (Amounts in thousands)
     Current tax provision                         $ 1,811           $ 978           $ 257
     Deferred tax provision                           (345)           (368)           (117)
                                                   -------           -----           -----
           Provision for income tax
            expense before adjustment
            to deferred tax asset
            valuation allowance                      1,466             610             140

     Decrease in valuation allowance                    --            (317)           (140)
                                                   -------           -----           -----

           Net provision for income taxes          $ 1,466           $ 293           $  --
                                                   =======           =====           =====


The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

                                                                       2000             1999            1998
                                                                     --------          ------           -----
                                                                              (Amounts in thousands)

     Tax computed at the statutory federal rate                       $ 1,320           $ 622           $ 178
                                                                      -------           -----           -----
     Increase (decrease) resulting from:
       State income taxes, net of federal benefit                         147              63              --
       Adjustment to deferred tax asset valuation allowance                --            (317)           (140)
       Other permanent differences                                         (1)            (75)            (38)
                                                                      -------           -----           -----
                                                                          146            (329)           (178)
                                                                      -------           -----           -----
           Provision for income taxes included in operations          $ 1,466           $ 293           $  --
                                                                      =======           =====           ======

SOUTHERN COMMUNITY BANK AND TRUST
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 AND 1998
================================================================================


(11)  INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred taxes at December 31, 2000 and 1999 are as follows:

                                                           2000              1999
                                                         -------           --------
                                                           (Amounts in thousands)
     Deferred tax assets arising from:
       Allowance for loan losses                         $ 1,594           $ 1,125
       Pre-opening costs                                      39                84
       Available for sale investment securities               --               168
                                                         -------           -------
           Total deferred tax assets                       1,633             1,377
                                                         -------           -------
     Deferred tax liabilities arising from:
       Property and equipment                               (206)             (108)
       Loan fees and costs                                  (173)             (159)
       Available for sale investment securities             (195)               --
                                                         -------           -------
           Total deferred tax liabilities                   (574)             (267)
                                                         -------           -------
           Net recorded deferred tax asset               $ 1,059           $ 1,110
                                                         =======           =======


(12)  NON-INTEREST INCOME AND OTHER NON-INTEREST EXPENSE

The major components of non-interest income for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                                          2000         1999         1998
                                                        -------       ------       ------
                                                             (Amounts in thousands)
     Service charges and fees on deposit accounts        $  595        $320        $132
     Mortgage loan origination fees                         550         125          48
     Stock brokerage fees                                   322         227           5
     SBIC management fees                                   515          --          --
     Other                                                  216         103         154
                                                         ------        ----        ----
     Total                                               $2,198        $775        $339
                                                         ======        ====        ====

SOUTHERN COMMUNITY BANK AND TRUST
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 AND 1998
================================================================================

(12)  NON-INTEREST INCOME AND OTHER NON-INTEREST EXPENSE (CONTINUED)

The major components of other non-interest expense for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                                           2000          1999          1998
                                                          -------       ------       ------
                                                                   (Amounts in thousands)
     Postage, printing and office supplies                $  261        $  191        $  161
     Advertising and promotion                               578           434           410
     Data processing and other outsourced services           624           537           429
     Professional services                                   233           279           103
     Other                                                   995           667           559
                                                          ------        ------        ------
     Total                                                $2,691        $2,108        $1,662
                                                          ======        ======        ======


(13)  REGULATORY MATTERS

The Bank, as a North Carolina banking corporation, may pay cash dividends only out of undivided profits as determined pursuant to North Carolina General Statutes. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, as prescribed by regulations, of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2000 and 1999, that the Bank meets all capital adequacy requirements to which it is subject, as set forth below:


                                                                                                    To Be Well
                                                                         For Capital          Capitalized Under Prompt
                                                      Actual          Adequacy Purposes      Corrective Action Provisions
                                              ------------------   -----------------------   --------------------------
AS OF DECEMBER 31, 2000:                        Amount    Ratio       Amount        Ratio        Amount        Ratio
                                              --------   -------   -----------   ---------    -----------   -----------
                                                                      (Dollars in thousands)
Total Capital (to Risk-Weighted Assets)        $40,532    13.03%   > = $24,885   > =  8.00%   > = $31,107    > = 10.00%
Tier I Capital  (to Risk-Weighted Assets)       36,639    11.78%   > =  12,441   > =  4.00%   > =  18,662    > =  6.00%
Tier I Capital (to Average Assets)              40,922    11.16%   > =  14,667   > =  4.00%   > =  18,334    > =  5.00%

AS OF DECEMBER 31, 1999:

Total Capital (to Risk-Weighted Assets)        $34,681    16.40%   > = $16,918   > =  8.00%   > = $21,148    > = 10.00%
Tier I Capital  (to Risk-Weighted Assets)       32,033    15.15%   > =   8,459   > =  4.00%   > =  12,688    > =  6.00%
Tier I Capital (to Average Assets)              35,046    14.26%   > =   9,830   > =  4.00%   > =  12,288    > =  5.00%

SOUTHERN COMMUNITY BANK AND TRUST
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 AND 1998
================================================================================

(14)  OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of the contract amount of the Bank's exposure to off-balance sheet risk as of December 31, 2000 is as follows (amounts in thousands):

         Financial instruments whose contract amounts represent credit risk:

           Undisbursed lines of credit                         $    82,427
           Undisbursed standby letters of credit                     2,983


(15)  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments include cash and due from banks, interest-bearing deposits with banks, federal funds sold, investment securities, loans, deposit accounts, federal funds purchased and other borrowings. Fair value estimates are made at a specific moment in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

SOUTHERN COMMUNITY BANK AND TRUST
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 AND 1998
================================================================================

(15)  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

      CASH AND DUE FROM BANKS, AND FEDERAL FUNDS SOLD

        The carrying amounts for cash and due from banks, and federal funds sold approximate fair value because of the short maturities of those instruments.

      INVESTMENT SECURITIES

        Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

      LOANS

        For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

      DEPOSITS

        The fair value of demand deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

      FEDERAL FUNDS PURCHASED

        The carrying amount for federal funds purchased approximates fair value because of the short maturity of this instrument.

      BORROWINGS

        The carrying amount for borrowings approximates fair value because of the short maturity of this instrument.

      FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

        With regard to financial instruments with off-balance sheet risk discussed in Note 14, it is not practicable to estimate the fair value of future financing commitments.

SOUTHERN COMMUNITY BANK AND TRUST
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2000, 1999 AND 1998
================================================================================

(15)  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

The carrying amounts and estimated fair values of the Bank's financial instruments, none of which are held for trading purposes, are as follows at December 31, 2000 and 1999:

                                                2000                             1999
                                      ------------------------     ---------------------------
                                       Carrying     Estimated        Carrying        Estimated
                                        Amount      Fair Value        Amount         Fair Value
                                      ---------     ----------     -----------     ------------
                                               (Amounts in thousands)
     Financial assets:
       Cash and due from banks        $ 11,197      $ 11,197        $ 11,736        $ 11,736
       Federal funds sold               21,045        21,045             804             804
       Investment securities            59,249        59,424          35,943          35,653
       Loans                           277,878       278,800         197,299         198,100
     Financial liabilities:
       Deposits                        338,753       341,600         218,953         220,300
       Federal funds purchased              --            --           2,500           2,500
       Borrowings                        6,000         6,000              --              --

                               BOARD OF DIRECTORS


C. J. "PETE" RAMEY - Chairman
CEO, Ramey, Inc.

DON G. ANGELL - Vice Chairman
CEO, Angell Group, Inc.

F. SCOTT BAUER - President/CEO
Southern Community Bank and Trust

NOLAN G. BROWN
President, Triad Medical Services, Inc.

JAMES L. CALDWELL
Quarterback Coach Tampa Bay Buccaneers

JAMES G. CHRYSSON
Vice President, CB Development Co., Inc.

MATTHEW G. GALLINS
President, Gallins Vending Company, Inc.

DIANNE M. NEAL
Vice President, Investor Relations
R. J. Reynolds Tobacco Holdings, Inc.

BILLY D. PRIM
CEO, Blue Rhino Corporation

ANNETTE Y. SCIPPIO
Executive Director
Leadership Winston-Salem

DURWARD A. SMITH, JR.
CEO, DAC Products, Inc.

WILLIAM G. WARD, SR., M. D.
Associate Professor of Orthopaedic Surgery
Wake Forest Medical Center

ANTHONY H. WATTS
CEO, A. Watts, Inc.


                          YADKIN COUNTY ADVISORY BOARD


DR. THOMAS M. AUSTIN
Thomas M. Austin, DDS, PA

GEORGE M. BEROTH
Vice President, Beroth Oil

LEONARD L. BROWN
Retired, Brown's Department Store

NOLAN G. BROWN
President, Triad Medical Services, Inc.

R. EDWARD CARTER
President, Wishon & Carter Builders

JERRY R. CHAPMAN
Owner/Operator, Assisted Living Facilities

W. G. DINKINS
Former Chairman and Member, Yadkin
 County Commissioners

WESLEY S. HAUSER
President, HKS Hardware & Hollow Metal, Inc.

JANICE H. HOLCOMB
President, JH Craver & Son, Inc.

GEORGE M. HOLMES
N. C. House of Representatives

JOHN M. MILLER
Owner/Operator, Assisted Living Facilities

JOHN S. MYERS
Vice President, JS Myers & Company

LOUISE RUSSELL
Retired, Yadkin County Social Services

JIM STEWART
President, S&S Motors, Inc.

JEWELL W. WELBORN
Partner, Welborn & Associates

PAUL B. WELLS
Independent Developer


                           KERNERSVILLE ADVISORY BOARD


DON C. BERRIER
Owner, Berrier Construction Company, Inc.

DAVID BOOE
Owner, Piedmont Electric Company

MARK CHANDLER
CPA, Alexander & Chandler PA

DAVID FITZPATRICK
Principal, Kernersville Elementary School

SHIRLEY HAGE
Realtor, Prudential Carolinas Realty

CARL HAYTH
Plant Manager, Hooker Furniture Company

KEN IDOL
Manager, Farmers Hardware

DANA CAUDILL JONES
Manager, Caudill's Commercial Electric Company, Inc.

URSULA DUDLEY OGLESBY
Vice President, Dudley Products, Inc.

RONNIE ROBERTS
Owner, Century 21 Roberts Realty

SIMON SHAW
Owner, PEST-X Pest Control

BAILEY WINSTEAD
Owner, Bradford Place

                                   MANAGEMENT

SOUTHERN COMMUNITY BANK AND TRUST

F. SCOTT BAUER
President, CEO

TOBY A. BOLES
Assistant Vice President, Human Resource Manager

JEFF T. CLARK
Executive Vice President, Banking, Corporate Secretary

JUDY G. CLONINGER
Vice President, Auditor

RICHARD M. COBB
Executive Vice President, CFO

CHRISTOPHER R. CRABTREE
Banking Officer, Information and Technology Specialist

ROBERT L. DAVIS
Senior Vice President, Commercial Lending Manager

KAREN B. HILTON
Senior Vice President, Operations Manager

MICHAEL D. JOHNSON
Vice President, Mortgage Loan Manager

REBECCA W. MAYS
Assistant Vice President, Loan Operations Supervisor

BRANDI MCGRADY
Deposit Operations Supervisor

RICHARD E. MORGAN
Vice President, Credit Administrator

DONA W. NEAL
Vice President, Branch Administrator

KARLA M. PLYLER
Vice President, Executive Assistant, Public Relations Manager

LUCINDA W. SHELTON
Banking Officer, Facilities Manager

R. BRADLEY WESTMORELAND
Vice President, Construction Loan Manager

MAIN OFFICE BRANCH

TAMMY M. COULTER
Banking Officer, Branch Manager

CLEMMONS BRANCH

PAUL GREENE
Assistant Vice President, Branch Manager

KERNERSVILLE BRANCH

RICHARD N. ("NED") MABE
Vice President, Branch Manager

SOUTH PARK BRANCH

JOSEPH D. SCALES, JR.
Vice President, Branch Manager

STRATFORD ROAD BRANCH

RONALD F. POWELL
Assistant Vice President, Branch Manager

UNIVERSITY PARKWAY BRANCH

SHEILA L. SMITH
Banking Officer, Branch Manager

YADKINVILLE BRANCH

GEORGE L. ("ANDY") ANDERSON, JR.
Senior Vice President, City Executive

JANICE V. WAGONER
Assistant Vice President, Branch Manager

SOUTHERN CREDIT SERVICES, INC.

HENRY (HANK) L. PHILLIPS
Vice President, Manager

SOUTHERN INVESTMENT SERVICES, INC.

JENNIFER I. SOUTHERN
Assistant Vice President, Investment Consultant

VCS MANAGEMENT, L.L.C.

WINSTON-SALEM OFFICE

PHILLIP W. MARTIN
Manager

ATLANTA OFFICE

GARALD B. COTTRELL
Director

SOUTHEASTERN ACCEPTANCE CORPORATION

WINSTON-SALEM OFFICE

SIDNEY W. ("WIL") PULLIAM, JR.
President

MASON S. MAYO, II
Assistant Manager

MOUNT AIRY OFFICE

W. KEITH AUSBORN
Manager

                               CORPORATE STRUCTURE

SOUTHERN COMMUNITY BANK AND TRUST          WEBSITE:  WWW.SMALLENOUGHTOCARE.COM

Winston-Salem

Main Office
4701 Country Club Road
Winston-Salem, NC  27104
(336) 768-8500

Stratford Road Office
536 South Stratford Road
Winston-Salem, NC  27104
(336) 724-2075

Southpark Office
3151 Peters Creek Parkway
Winston-Salem, NC  27127
(336) 785-3570

SOUTHERN CREDIT SERVICES, INC.
1600 Hanes Mall Blvd.
Winston-Salem, NC  27103
(336) 768-0499

SOUTHERN INVESTMENT SERVICES, INC.
4625 Country Club Road
Winston-Salem, NC  27104
(336) 768-8500

VCS MANAGEMENT, L.L.C.

Winston-Salem
1600 Hanes Mall Blvd.
Winston-Salem, NC  27103
(336) 768-9343

Atlanta
c/o The Bankers Bank
600 Pace Summit
2410 Pace Ferry Road
Atlanta, GA  30339
(770) 805-2320

SOUTHEASTERN ACCEPTANCE CORPORATION

Winston-Salem
1105 Silas Creek Parkway
Winston-Salem, NC  27127
(336) 724-1364

Mount Airy
1201 West Lebanon Street
Mount Airy, NC  27030
(336) 789-3442

University Office
5957 University Parkway
Winston-Salem, NC  27105
(336) 377-2230

Clemmons
2755 Lewisville-Clemmons Road
Clemmons, NC  27012
(336) 778-8987

Kernersville
104 Harmon Lane
Kernersville, NC  27284
(336) 993-9488

Yadkin County
532 East Main Street
Yadkinville, NC  27055
(336) 679-4121

Remote ATMs
3484 Robinhood Road
Winston-Salem, NC  27106

4575 Yadkinville Hwy.
Pfafftown, NC  27040


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
                          GENERAL CORPORATE INFORMATION


STOCK TRANSFER AGENT
First Citizens Bank & Trust Company
P. O. Box 29522
Raleigh, NC  27626-0522   (800) 662-7130


STOCK LISTING AND MARKET
Southern Community Bank and Trust stock is traded in the over-the-counter market, on the electronic bulletin board, under the symbol SCMT. There are approximately 5,000 stockholders of record.


GENERAL COUNSEL
Blanco Tackabery Combs & Matamoros, P. A.
P. O. Drawer 25008
Winston-Salem, NC  27114-5008


REGULATORY AND SECURITIES COUNSEL
The Sanford Holshouser Law Firm
P. O. Box 2447
Raleigh, NC  27602


INDEPENDENT AUDITORS
Dixon Odom PLLC
P. O. Box 70
Sanford, NC  27331-0070


ANNUAL SHAREHOLDERS' MEETING
April 26, 2001, 3:00 p.m.
Ramada
Interstate 40, Exit 184
Clemmons, NC  27012


The table below presents the stock trading prices of the Bank for the years ended December 31, 2000 and 1999. Amounts have been adjusted to reflect the dilutive effect of the 10% stock split effected in the form of a dividend in 2000 and the two-for-one stock split in 1999.


                         High       Low
                      ---------  ---------
  1999
   First quarter      $  12.73   $  10.51
   Second quarter        16.36      11.59
   Third quarter         15.91      10.46
   Fourth quarter        12.50       8.86

  2000
   First quarter         10.00       8.18
   Second quarter         9.55       6.82
   Third quarter          9.55       6.82
   Fourth quarter         9.13       6.81

FORM 10-K

Southern Community Bank and Trust will furnish free of charge a copy of its annual report to the Federal Deposit Insurance Corporation on Form 10-K for the year ended December 31, 2000, upon written request to Richard M. Cobb, Executive Vice President and Chief Financial Officer.


THIS ANNUAL REPORT SERVES AS THE ANNUAL FINANCIAL DISCLOSURE STATEMENT FURNISHED PURSUANT TO PART 350 OF THE FEDERAL DEPOSIT INSURANCE CORPORATION'S RULES AND REGULATIONS. THIS STATEMENT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

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